Exhibit 99.1

Sigma Additive Solutions Completes Quality Assurance Software Asset Sale to Divergent Technologies

Company Focus Transitions to NextTrip and Travel Operations with Clean Balance Sheet

Santa Fe, NM – January 16, 2024 – Sigma Additive Solutions, Inc. (NASDAQ:SASI) (“Sigma”, “we,” “our,” or the “Company”) today announced it has closed the sale of intellectual property assets related to its additive quality assurance product to Divergent Technologies, Inc. in conjunction with its recent acquisition of NextTrip Holdings, Inc. (“NextTrip”).

On October 6, 2023, Sigma entered into an Asset Purchase Agreement with Divergent Technologies to sell certain Sigma assets, consisting primarily of patents, software code and other intellectual property, to Divergent Technologies for a purchase price of $1.6 million with the closing expected subsequent to the acquisition of NextTrip. The acquisition, which was first announced in October 2023, closed on December 29, 2023, at which time NextTrip became a wholly owned subsidiary of the Company. The combination of the acquisition and sale of assets was targeted to maximize shareholder value, using the proceeds to eliminate legacy debt and contingent liabilities associated with the wind-down of Sigma’s historical business. This leaves the Company with no debt other than zero interest loans from the Company’s current Chairman and CEO, thus giving the Company a clean path moving forward.

Bill Kerby, Chief Executive Officer of Sigma, commented, “With the close of the acquisition completed, the sale of Sigma legacy assets streamlines the Company to allow us to focus 100% of our efforts on our NextTrip travel operations. The Company has now been restructured to allow legacy shareholders to benefit from any growth while the travel principals primarily benefit at a future date based on meeting business milestones, and with the asset sale complete we are now well positioned to introduce our travel agent participation program with a clean structure.

“We are now executing our strategic growth plans and expanding our reach into new markets as a public company. After the soft launch of our travel booking engine in November, we anticipate full re-activation of the platform and going live in the next 30 days with ramp up of marketing to our 6+ million customer database. We are also working to introduce a Groups Booking Technology and a white label widget for the travel agency industry, both of which are wide-open and underserved areas.

“Looking ahead into 2024 we are highly optimistic that the NextTrip ecosystem is launching in an exciting year for the travel industry. According to the International Air Transport Association, over 4.7 billion people are expected to travel in 2024, a historic high that exceeds the pre-pandemic level of 4.5 billion recorded in 2019. The ITIJ reports that in 2023 international arrivals were higher than 2022 in all regions across the world and expects this trend will continue in 2024 with many regions surpassing 2019 levels by the end of the year. Taken together, we believe the launch and ramp of our booking platform comes at an opportune time to capture the resurgence in travel as we look to build long-term value for our shareholders,” concluded Kerby.

About NextTrip

NextTrip is a technology-driven platform delivering innovative solutions for business and leisure travel. NextTrip Leisure provides individual and group travelers with vacations to the most popular and sought-after destinations in Mexico, the Caribbean and across the world. NextTrip Business is an online corporate travel and expense management solution with a large inventory of travel options and discounted rates. NextTrip Solutions offers travel technologies that make the jobs of alternative lodging property managers, wholesalers, distributors and other travel industry players easier and more efficient. For more information and to book a trip, visit https://investors.nexttrip.com/.

About Sigma Additive Solutions

Sigma Additive Solutions, Inc. has historically been a provider of in-process quality assurance (IPQA™) solutions to the additive manufacturing industry. Sigma has specialized in the development and commercialization of real-time monitoring and analytics known as PrintRite3D® for 3D metal and polymer advanced manufacturing technologies. PrintRite3D detects and classifies defects and anomalies real-time during the manufacturing process, enabling significant cost-savings and production efficiencies by reducing waste, increasing yield, and shortening cycle times.

As previously disclosed in Sigma’s filings with the SEC, Sigma completed its acquisition of NextTrip in December 2023. With the sale of assets related to its additive quality assurance now complete, Sigma’s business has transitioned to that of NextTrip.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including approval of the corporate name change and authorized share increase by Sigma shareholders, continuing risks relating to the recent acquisition of NextTrip and post-closing matters related to the asset sale to Divergent. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, Sigma’s ability to obtain shareholder approval of the name change and authorized share increase, post-closing matters related to the asset sale, amongst other things. Sigma disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise, except as required by applicable law. For additional information regarding risks and uncertainties that could impact Sigma’s forward-looking statements, please see disclosures contained in the Definitive Proxy Statement filed by Sigma with the SEC on December 1, 2023 and Sigma’s other filings with the SEC, including the “Risk Factors” in Sigma’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and which may be viewed at www.sec.gov.

Contacts

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

SASI@mzgroup.us

www.mzgroup.us